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                                                               EXHIBIT NO. 10(d)

                            REPAIR SERVICES AGREEMENT

This Repair Services Agreement, and all exhibits and attachments hereto (the "Agreement"), is entered into by and between Sun Microsystems, Inc., with a principal office at 901 San Antonio, Palo Alto, California 94303 ("Sun"), and Pinnacle Data Systems, Inc., with a principal office at 6600 Port Road, Grove Port, Ohio 43125 ("Repair Vendor").

1. SCOPE. This Agreement establishes the terms and conditions under which Repair Vendor will provide, in the United States (the "Territory") and on a non-exclusive basis, certain hardware repair services to Sun, and is composed of (1) this Agreement; (2) Exhibit A, Statement of Work and all exhibits attached thereto; and (3) Exhibit B, Project Specific Terms.

2.      DEFINITIONS.

         2.1 "CONSIGNED INVENTORY" means Hardware used for the maintenance and service of the Hardware delivered to Repair Vendor for performance of Services and which Sun elects to consign to Repair Vendor where deemed necessary by Sun in its sole discretion. Consigned Inventory may be stocked at Repair Vendor's facilities, the Sun Regional Stocking location and/or any other Sun-designated site, as Sun directs.

         2.2 "HARDWARE" means all hardware products listed in the SOW, as amended by Sun, or in any Purchase Order issued by Sun, or any other products delivered to Repair Vendor for purposes of the provision of Services, as well as any materials, parts, components or sub-assemblies thereof.

         2.3 "NOTICE" means the formal notification required to be given as specified in this Agreement in accordance with Section 16.7.

         2.4 "REPAIRED OR REPLACEMENT HARDWARE" means (a) Hardware that is repaired to full functionality by Repair Vendor ("Repaired Hardware"); or (b) Hardware provided by Repair Vendor in replacement of defective Hardware that is of new or of a like new condition and of the same model and part number, but not necessarily the same serial number, as the defective Hardware originally shipped to Repair Vendor ("Replacement Hardware").

         2.5 "SERVICES" means all Hardware maintenance, repair and/or other services, set forth in the SOW and to be performed by Repair Vendor under this Agreement.

         2.6 "SERVICE MATERIALS" means those service related materials (including tools, documentation, special test equipment, manuals, and diagnostics) necessary for the maintenance, repair and service of the Hardware that will be provided to Repair Vendor by Sun in accordance with the terms set forth in this Agreement.


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         2.7      "SERVICE ORDER" or "PURCHASE ORDER" means a specific request for Services, however denominated, in written or electronic form, issued by Sun to Repair Vendor for specified Hardware.

         2.8 "STATEMENT OF WORK" or "SOW" means the statement of work (as it may be amended from time to time by Sun) attached to this Agreement as Exhibit A.

         2.9 "TRAINING MATERIALS" means all course materials, teacher guides/lesson plans, student guides and information, and training equipment that may be provided to Repair Vendor in accordance with the terms set forth in this Agreement.

3.       REPAIR VENDOR OBLIGATIONS.

         3.1 HARDWARE REPAIR. Repair Vendor will perform the Services in the Territory in accordance with the terms and conditions of this Agreement. Services will conform to the scope of work described in the SOW and corresponding Purchase Orders issued by Sun. Repair Vendor will perform Services as an independent contractor and in a professional and workmanlike manner, consistent with Sun and industry standards and conforming to applicable product specifications as defined in the SOW.

         3.2 TIMELY DELIVERY OF SERVICES. Repair Vendor acknowledges and agrees that time is that the full and timely provision of all Services is a material condition of this Agreement. In addition to any other remedies, Sun shall be under no obligation to make payment under an existing Purchase Order for Repair Vendor's failure to timely provide Services or to achieve a milestone meeting the requirements of the SOW.

         3.3 CHANGES IN SCOPE OF SERVICES. Repair Vendor agrees that it will, upon the request of Sun, negotiate in good faith to amend this Agreement to incorporate additional provisions herein or to change the provisions hereof.

         3.4 PERSONNEL. Repair Vendor will secure all personnel required to perform Services pursuant to this Agreement. Repair Vendor will use trained and qualified service personnel, as defined by Sun from time to time, and employ adequate safety precautions in performing its obligations hereunder. If Sun determines that the presence or utilization of any personnel is detrimental to the performance of Services, Repair Vendor will replace such personnel with properly qualified personnel as soon as is reasonably practical. In the event customers of Sun so require, Repair Vendor will consent to, and have its personnel submit to, a "Sunscreen" or similar background check. If Sun customers require compliance with other conditions prior to the provision of Services, Repair Vendor will in good faith attempt to accommodate such customers' requests. The parties agree that Repair Vendor is an independent contractor and in no event will any personnel hired by Repair Vendor be considered an employee or agent of Sun. Nothing herein will be construed to grant to Repair Vendor any right or authority to create any obligation, express or implied, on behalf of Sun, or to bind Sun in any manner whatsoever.


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         3.5      SUN INFORMATION AND MATERIALS. Repair Vendor acknowledges and agrees that Service Materials and Training Materials (collectively "Sun Information and Materials") are proprietary and Sun owns all right, title and interest, including copyrights or other intellectual property rights, in and to Sun Information and Materials and any and all ideas, concepts, expertise, programs, systems, methodologies, data or other materials embodied in, underlying or reduced to practice therein. Repair Vendor agrees that Sun Information and Materials shall be used solely for the purposes of performing Services.

         3.6 INDEMNITY AND INSURANCE. Repair Vendor agrees to defend, indemnify and hold harmless Sun, its affiliates, directors, officers, employees and agents from and against any and all claims, demands, judgments and awards and expenses related thereto (including court costs and reasonable fees of attorneys and other professionals) brought or threatened by any third parties, including Sun customers, arising out of Repair Vendor's failure to comply with this Agreement or SOW, including the warranties stated in Section 12, or arising out of or resulting from the performance of Services, delivery of Repaired or Replacement Hardware, or other conduct of Repair Vendor's subcontractors, agents or employees. Sun will have no authority to settle any claim without the prior written consent of Repair Vendor if Repair Vendor will have any obligation thereunder. Sun expressly reserves the right to retain separate counsel to participate in the defense or settlement of such claims.

         3.7      INSURANCE.

                  3.7.1 MINIMUM INSURANCE REQUIRED. During the term of this Agreement, Repair Vendor will obtain and maintain at its own expense liability insurance with financially reputable insurers (rated no lower than A-, X (i.e., A minus, 10) by A.M. Best) licensed to do business in all jurisdictions where Services are performed. Such insurance must be sufficient to protect Sun from any claims described in Section 3.6, above, and in any event no less than the policies and limits set forth below. Repair Vendor will pay the premiums therefor, and deliver to Sun, upon request, proof of such insurance. Said insurance coverage may be modified or terminated only upon thirty (30) days Notice to Sun.

                     3.7.1.1 Workers' compensation as required under any workers' compensation or similar law in the jurisdiction where Services are performed, with an employer's liability limit of not less than one million dollars ($1,000,000.00) per occurrence/annual aggregate;

                     3.7.1.2 Commercial general liability, including coverage for contractual liability and products/completed operations liability, with a limit of not less than five million dollars ($3,000,000.00) combined single limit per occurrence for bodily injury, personal injury and property damage liability;


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                     3.7.1.3     Business auto insurance covering the ownership,
                                 maintenance or use of any owned, non-owned hired automobile with a limit of not less than one million dollars ($1,000,000.00) per occurrence/annual aggregate for bodily injury, including death and property damage liability;

                     3.7.1.4 "All Risks" property insurance, providing coverage on a replacement cost basis, covering
                                 (a) equipment owned, leased or used by Repair Vendor to perform work or provide Services and any Hardware, or (b) other property in the care, custody or control of Repair Vendor which is owned by Sun, including materials or Hardware in transit to and from Sun's facilities; and

                     3.7.1.5 Professional liability/errors and omissions insurance, with a limit of not less than one million dollars ($1,000,000.00) per occurrence.

                  3.7.2 CERTIFICATES OF INSURANCE. Repair Vendor will provide Sun with certificates of insurance showing that the foregoing insurance policies are in full force and effect upon Sun's request. Any approval by Sun of any insurance policies will not relieve Repair Vendor of any responsibility hereunder, including claims in excess of limits and coverages described above. Each liability insurance policy obtained by Repair Vendor will name Sun as an "additional insured" except for the policy described in Section 3.7.1.1. Repair Vendor will maintain professional liability/errors and omissions insurance for a period of three (3) years after expiration or termination of this Agreement if coverage is provided on a claims made basis. All other liability insurance policies denoted above must be written on an occurrence form. Each policy will expressly provide that it will not be subject to cancellation or material change without at least thirty (30) days prior Notice to Sun.

                  3.7.3 LIMITATIONS. Nothing contained in this Section 3.7 limits Repair Vendor's liability to Sun to the limits of insurance certified or carried.

         3.8 PERFORMANCE. Levels of service, quality and satisfaction will be measured by Sun with the use of surveys and/or audits performed either by Sun personnel or an independent company engaged by Sun for such purpose. Repair Vendor agrees to provide, in a format acceptable to Sun, any and all reports and other information requested by Sun and to cooperate with any surveys and/or audits which Sun may request.

         3.9 CERTIFICATION. Repair Vendor will undertake any reasonable action Sun may request in furtherance of Sun's retaining or obtaining ISO 9001 or other certification, including participating in the audit process and conducting equipment calibration testing consistent with Sun quality standards.

         3.10 LOCAL ACCOUNTABILITY/QUALITY ASSURANCE. In the event that Services are not delivered in a manner consistent with the provisions of this Agreement, the SOW


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                  or Sun's quality standards or other requirements, Sun will issue to Repair Vendor a supplier corrective action or other similar request ("SCAR"). Repair Vendor will consult with Sun to develop within five (5) calendar days of receipt of a SCAR an action plan to remedy the situation, including dates of final redemption. Pending redemption of the deficiencies noted in the SCAR, Sun reserves the right to withhold or abate payment of any outstanding Purchase Orders and to provide Services itself or through a third party if Sun reasonably determines that such interim action is required; whereupon, Repair Vendor will promptly deliver to Sun any Hardware and any related parts or components in connection with any work in progress and otherwise cooperate fully with such interim action. If the situation is not corrected within a total of thirty (30) calendar days after receipt of the SCAR, or within a length of time agreed to by Sun, Sun may, in addition to any other available remedies, implement any corrective action Sun deems necessary in its sole discretion without liability for Services performed during the remediation period or in furtherance of outstanding Purchase Orders, including directing Repair Vendor to take additional corrective action, removal or reassignment of Repair Vendor personnel, terminating Repair Vendor's provision of further Services within specific accounts and/or the geographic location affected, and/or termination of this Agreement for material breach. If replacement personnel are required, Repair Vendor will bear all costs associated with replacing and training such personnel.

4.       SUN OBLIGATIONS AND RESPONSIBILITIES.

         4.1 TRAINING. Sun will provide the training set forth in the SOW, if any. Sun, at its sole discretion, may supply necessary Training Materials to Repair Vendor from time to time.

         4.2 SERVICE MATERIALS AND EQUIPMENT. Sun may in its sole discretion loan to Repair Vendor, for the duration of this Agreement, the equipment or other Service Materials set forth in the SOW, subject to the terms of Sun's standard equipment and/or Service Materials loan agreement. Repair Vendor will at no charge make provisions for and effect moving of this equipment and/or Service Materials to Repair Vendor's facilities, and will be responsible for the maintenance thereof. All equipment or other Service Materials must be used solely for the purposes of performing Services.

         4.3 TRAINING MATERIALS AND OTHER MATERIALS. Sun will provide to Repair Vendor, for the duration of this Agreement and at no charge, all Training Materials and other Sun information deemed necessary by Sun for Repair Vendor to perform Services set forth in the applicable SOW. If Services require the use of any Sun software and/or accompanying documentation, Sun will provide Repair Vendor a license to such software pursuant to Sun's standard object code license, which Repair Vendor agrees to be bound thereby. All Training Materials, information and software must be used solely for the purpose of performing Services.

5.       CONSIGNMENT TERMS.

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         5.1      CONSIGNED INVENTORY. Sun may provide Consigned Inventory to
                  Repair Vendor on a consignment basis as Sun deems necessary for Repair Vendor to perform Services and as set forth in the SOW. The terms of this Section 5 shall apply in the event Sun elects to consign Consigned Inventory to Repair Vendor. Consigned Inventory may only be used for the purpose of performing Services and may not, except as otherwise provided herein, be transferred, sold, pledged or encumbered without Sun's prior written consent. Consigned Inventory will be segregated from other Hardware or other equipment, materials, or supplies of Repair Vendor and will be accompanied with a notice stating: "All products of Sun Microsystems, Inc. stored here belong to Sun and are in the possession of (Repair Vendor's name) on consignment only."

         5.2 TITLE. Sun will retain title to all material consigned to Repair Vendor, and Repair Vendor will immediately return such materials to Sun upon request at Repair Vendor's expense and risk of loss. Repair Vendor will sign any documents which Sun requests to evidence the ownership of Consigned Inventory by Sun, including financing and continuation statements, and will file or authorize the filing of the same with the appropriate governmental authorities. Repair Vendor will not remove proprietary rights notices or other Sun logos or identifiers attached to Consigned Inventory. Repair Vendor will take no action to vest or assert title or ownership to Consigned Inventory in Repair Vendor.

         5.3 INSURANCE. Repair Vendor will be responsible for, and insure against, any loss of or damage to Consigned Inventory, from time of pick-up from Sun until it is returned to Sun, and will reimburse Sun for any such loss or damage. Repair Vendor shall insure the Consigned Inventory at a coverage level acceptable to Sun, but no less than original cost-to-Sun value, for any and all perils, with Sun named as an additional insured. Repair Vendor will pay the premiums therefor, and deliver to Sun, upon request, proof of such insurance prior to delivery of Consigned Inventory to Repair Vendor. Said insurance coverage may be modified or terminated only upon thirty (30) days Notice to Sun.

         5.4 USE OF CONSIGNED INVENTORY. In the event any Consigned Inventory is used in delivering Repaired or Replacement Hardware to Sun, Repair Vendor shall so notify Sun in writing no later than five (5) business days after such use, or such other period of time as specified in the SOW, by providing Notice of the type and extent of Consigned Inventory used, its part number and serial number, the purposes for which it was used, and any other information Sun reasonably requests. Sun will deduct from payment of Repair Vendor invoices the prices charged by Sun in its sole discretion for the Consigned Inventory so used by Repair Vendor.

         5.5 REPORTING; AUDIT RIGHTS. Repair Vendor shall keep accurate books and records of account containing complete information concerning all Consigned Inventory received, stored, and used in the performance of Services, and Sun shall have access to such records during normal business hours upon request. Repair Vendor shall submit to Sun periodic statements detailing the foregoing in accordance with the SOW. Sun may carry out during normal business hours an audit of Repair


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                  Vendor's facilities to ensure compliance with this Agreement.
                  Repair Vendor shall promptly pay Sun for any discrepancies revealed by the audit. If the audit reveals a discrepancy of greater than ten percent (10%), Repair Vendor shall in addition pay all costs and expenses associated with the audit.

         5.6 DISCLAIMER OF WARRANTIES. ALL HARDWARE IS PROVIDED TO REPAIR VENDOR "AS IS" AND SUN DISCLAIMS ALL EXPRESS OR IMPLIED WARRANTIES, INCLUDING ANY WARRANTIES OF MERCHANT-ABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT.

6.       OTHER RIGHTS AND OBLIGATIONS.

         6.1 COORDINATION AND MEETINGS. Each party shall designate one (1) individual as a "Repair Vendor Contact." The Repair Vendor Contacts shall be responsible for generally overseeing the performance of the parties' respective obligations under the Agreement and for resolving any issues which arise between the parties, as set forth in the SOW.

         6.2 EMPLOYEE BENEFITS. Repair Vendor is solely responsible for payment of wages, salaries, fringe benefits and other compensation of, or claimed by, its own employees including contributions to any employee benefit, medical or savings plan, and is responsible for all payroll taxes including the withholding and payment of all federal, state, and local income taxes, FICA, and unemployment taxes. Repair Vendor is also solely responsible for compliance with applicable workers' compensation coverages for its own employees. Repair Vendor agrees to indemnify and defend Sun from all claims by any person, government, or agency directly relating to this
                  Section 6.2, including any penalties and interest which may be assessed for breach of this provision

          6.3 COMPLIANCE WITH LAWS AND REGULATIONS. The parties must comply with all applicable local, municipal, state, federal and governmental laws, orders, codes and regulations in the performance of this Agreement. Each party must obtain and keep current at its own expense all governmental permits, certificates and licenses ordinarily required to be obtained and kept by each party and necessary for each party to perform under this Agreement.

7.       COMMERCIAL TERMS.

         7.1 PURCHASE ORDERS. Sun will be liable under this Agreement only for those purchases of Services set forth in a written Purchase Order submitted to Repair Vendor by Sun. This Agreement does not constitute a Purchase Order or any other form of commitment to purchase Services, nor does it imply a commitment to, or an expectation that Sun will, issue any minimum number of Purchase Orders. Repair Vendor will use its best efforts promptly to accept and perform any Purchase Order issued by Sun under this Agreement. If Repair Vendor rejects any Purchase Order, Repair Vendor will do so promptly and state its reasons therefor


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                  in writing to Sun. All correspondence from Repair Vendor,
                  including all invoices, must reference this Agreement and the applicable Purchase Order number.

         7.2 PAYMENT FOR SERVICE. In consideration for Services provided (other than for Services for Hardware within the Repair Warranty Period), Sun will pay Repair Vendor in accordance with the applicable Purchase Orders and/or Exhibit B rates. Prices for Services may not be increased for a period of at least one (1) year after the Effective Date; thereafter, Repair Vendor may increase prices for Services only upon ninety (90) days advance written notice and upon written justification therefor. Sun is under no obligation to accept such increased prices. Payments will be made within thirty
                  (30) days after receipt of Repair Vendor's invoices and are considered made by Sun on the date of mailing as evidenced by postmark. Any out-of-pocket expenses (e.g. travel) incurred by Repair Vendor in connection with providing Services will be the sole responsibility of Repair Vendor, unless otherwise approved in writing by Sun prior to Repair Vendor incurring such expenses. Sun will only pay for actual expenses incurred by Repair Vendor's employees at fair and reasonable rates.

         7.3 BILLING. Repair Vendor will submit an invoice on a weekly or other mutually agreeable basis detailing the amount of billable time expended, a description of work performed together with receipts or other documentation supporting reimbursable expenses previously approved by Sun, and provide such other information and/or support documentation as Sun may reasonably request. For time and materials Purchase Orders, Repair Vendor will make available for Sun's review upon Sun's reasonable request time cards for each employee of Repair Vendor performing Services hereunder, showing the amounts of billable time expended.

         7.4 PAYMENT OF EMPLOYEES. Repair Vendor will promptly pay its employees for all work performed. If Repair Vendor does not pay its employees on a current basis for work performed under this Agreement, such nonpayment will entitle Sun, in addition to all other remedies, to withhold all further payments to Repair Vendor under the applicable Purchase Order and, at Sun's option, to contract directly with such employee(s) to complete Services.

         7.5 TAXES. Repair Vendor will be responsible for the payment of any and all taxes due as a result of the performance of Services or the payment thereof. Repair Vendor acknowledges and agrees that it is solely the responsibility of Repair Vendor to report as income all compensation received hereunder and Repair Vendor will indemnify and hold Sun harmless from and against all claims, damages, losses, and reasonable expenses of attorneys and other professionals relating to any obligation to pay any sales, service, value-added, or withholding taxes, social security, unemployment or disability insurance or similar charges or impounds, including any interest or penalties thereof, in connection with any payments made to Repair Vendor hereunder.

8.       RELATIONSHIP.
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         8.1      INDEPENDENT CONTRACTOR. Repair Vendor must conduct all of its business in its own name and in such a manner as it may see fit. Repair Vendor is not granted any exclusive rights of any nature whatsoever by this Agreement. This Agreement is not intended to create a relationship such as a partnership, franchise, joint venture, agency, master/servant or employment relationship. Neither party may act in a manner which expresses or implies a relationship other than that of an independent contractor, nor bind the other party. Repair Vendor will not be entitled to receive any employee benefits provided to Sun employees.

         8.2 NON-CIRCUMVENTION. Absent Sun's prior written consent, Repair Vendor will not, during the term of this Agreement and for a period of twelve (12) months thereafter, accept, promote or solicit orders for the provision of hardware maintenance or repair for or on behalf of any third party Sun hardware service provider and/or any provider of any support programs which competes with support programs offered by Sun for Sun products. Repair Vendor acknowledges and agrees that the obligations of this Section 8.2 are fair and reasonable under the commercial circumstances of this Agreement and that this Agreement fairly and adequately compensates Repair Vendor in consideration of such obligations.

9.       TRADEMARKS AND WORKS.

         9.1 TRADEMARKS AND PUBLICITY. "Sun Trademarks" means all names, marks, logos, designs, trade dress and other brand designations used by Sun and its related companies, in connection with products and services. Repair Vendor may refer to Services by the associated Sun Trademarks only upon Sun's prior written consent and provided that such reference is not misleading and complies with the then current Sun Trademark and Logo Policies. Repair Vendor will not remove, alter, or add to any Sun Trademarks, nor will it co-logo products and services. Repair Vendor is granted no right, title or license to, or interest in, any Sun Trademarks. Repair Vendor acknowledges Sun's rights in Sun Trademarks and agrees that any use of Sun Trademarks by Repair Vendor will inure to the sole benefit of Sun. Repair Vendor agrees not to (a) challenge Sun's ownership or use of, (b) register, or (c) infringe any Sun Trademarks, nor will Repair Vendor incorporate any Sun Trademarks into Repair Vendor's trademarks, service marks, company names, internet addresses, domain names, or any other similar designations. If Repair Vendor acquires any rights in any Sun Trademarks by operation of law or otherwise, it will immediately at no expense to Sun, assign such rights to Sun along with any associated goodwill, applications, and/or registrations. Repair Vendor will not use any program logo applicable to "Repair Vendors" without the prior written consent of Sun. Repair Vendor may not refer to Sun or its products or services in any form of publicity or release without Sun's prior written approval.

         9.2 WORKS. All right, title and interest in and to all modifications, enhancements, derivative works of or improvements to any Service Materials, Training Materials, Hardware, Consigned Inventory, Confidential information, loaned equipment, software or other Sun product conceived or reduced to practice by Repair Vendor during and in the course of performing Services (collectively,


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                  "Works") shall be assigned to Sun at no cost and/or shall be considered "works made for hire" under the United States Copyright Act or other equivalent or similar law, to the fullest extent permitted under applicable law. If any Work created hereunder shall not be deemed to constitute a work made for hire, and/or in the event that Repair Vendor should, by operation of law or otherwise, be deemed to retain any rights in a Work, Repair Vendor will assign all right, title and interest in any such Work to Sun. Repair Vendor agrees to cooperate with Sun and to execute all documents reasonably necessary for Sun to secure intellectual property protection for such Works, in Sun's name, in all countries and jurisdictions. Repair Vendor represents and warrants that it has agreements in place with its employees or will put the same in place before the effective date of this Agreement sufficient to enable it to comply in all respects with its obligations under this Section 9.2. Repair Vendor further represents that it will use regular employees whenever possible to create Works hereunder so that they qualify as "works made for hire" under the United States Copyright Act or equivalent or similar law.

10. CONFIDENTIAL INFORMATION. If Sun desires that information provided to Repair Vendor under this Agreement be held in confidence, Sun will identify the information as "Confidential" or "Proprietary". Repair Vendor may not disclose confidential or proprietary information and may use it only for the purposes specifically contemplated in this Agreement. Sun will treat tangible business and financial information of Repair Vendor that has been previously identified as confidential, with the same degree of care as it does its own similar information. The foregoing obligations do not apply to information which Repair Vendor can demonstrate with documentary evidence: (a) is or becomes known by recipient without an obligation to maintain its confidentiality; (b) is or becomes generally known to the public through no act or omission of recipient, (c) is independently developed by recipient without use of confidential or proprietary information, or
         (d) that is ordered to be made public or disclosed by a court of competent jurisdiction. This Section 10 will not affect any other confidential disclosure agreement between the parties. All customer identities and customer information, the terms of this Agreement, Consigned Inventory, Service Materials, Training Materials and any other support materials, documentation and software are deemed Sun Confidential Information and Repair Vendor will use such Confidential Information only for purposes specifically contemplated by this Agreement. It is understood and agreed that in the event of a breach of this Section 10, damages will not be an adequate remedy and Sun will be entitled to injunctive relief to restrain any such breach, threatened or actual, without the necessity of posting a bond or other security.

11. AIRCRAFT SERVICE AND NUCLEAR APPLICATIONS. Repair Vendor acknowledges that Consigned Inventory, Hardware, Service Materials, Training Materials or other Sun products (collectively, "Sun Materials") are not designed, to be used in support of, or intended for use in on-line control of aircraft, air traffic, aircraft navigation or aircraft communications; or in the design, construction, operation or maintenance of any nuclear facility. SUN DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTY OF FITNESS FOR SUCH USES. Repair Vendor will inform Sun immediately if it discovers facts leading Repair Vendor to reasonably believe that Sun Materials are being used in contravention of this Section 11, and will immediately cease performing Services in connection with Sun Materials being used for such purposes until further Notice from Sun.

12. WARRANTIES; DISCLAIMERS. Repair Vendor represents and warrants that (a) all Services will be performed in a professional and workmanlike manner, consistent with general industry standards; (b) all Repaired or Replacement Hardware will perform in accordance with applicable product specifications as defined in the SOW and shall be free from defects in material and workmanship (the "Repair Warranty") for the period of time set forth in the Statement of Work, if any, but in any event no less than a period equal to thirteen (13) months from receipt by Sun of such Repaired or Replacement Hardware (the "Repair Warranty Period"); and
         (c) any hardware, software, equipment, parts, components or subassemblies used by Repair Vendor in the performance of Services that are not directly provided by Sun will not infringe or violate any patent, copyright, trade secret, contract, or other proprietary or intellectual property rights of any third party, and that Repair Vendor has full and complete authority to use, and incorporate into Repaired or Replacement Hardware, such hardware, software, equipment, parts, components or sub-assemblies in performing the Services. Repair Vendor shall pass through to Sun all applicable manufacturer's warranties and accept warranty returns from Sun and administer such returns on Sun's behalf. ALL OTHER EXPRESS OR IMPLIED CONDITIONS, REPRESENTATIONS AND WARRANTIES, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT, ARE DISCLAIMED BY BOTH PARTIES, EXCEPT TO THE EXTENT THAT SUCH DISCLAIMERS ARE HELD TO BE LEGALLY INVALID.

13. LIMITATION OF LIABILITY. EXCEPT FOR OBLIGATIONS UNDER SECTIONS 3.6-3.7 (INDEMNITY AND INSURANCE), SECTIN 9.2 (WORKS), AND SECTION 10 (CONFIDENTIAL INFORMATION), AND/OR BREACH OF SECTION 11 (AIRCRAFT SERVICE AND NUCLEAR APPLICATIONS) AND ANY APPLICABLE SOFTWARE LICENSE, AND TO THE EXTENT NOT PHOHIBITED BY APPLICABLE LAW:

         13.1 NEITHER PARTY WILL BE LIABLE FOR ANY INDIRECT, PUNITIVE, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGE IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT (INCLUDING LOSS OF BUSINESS, REVENUE, PROFITS, USE, DATA OR OTHER ECONOMIC ADVANTAGE), HOWEVER IT ARISES, WHETHER FOR BREACH OR IN TORT, EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE; AND

         13.2 LIABILITY FOR DAMAGES WILL BE SO LIMITED AND EXCLUDED, EVEN IF ANY EXCLUSIVE REMEDY PROVIDED FOR IN THIS AGREEMENT FAILS OF ITS ESSENTIAL PURPOSE.

14.      TERM AND TERMINATION.

         14.1 TERM. This Agreement commences as of the date indicated in the signature block below and will continue in full force and effect for one (1) year, unless sooner terminated as provided herein. This Agreement will be automatically renewed on a yearly basis thereafter, unless Sun gives notice of termination at least sixty (60) days prior to any year's expiration date or unless sooner terminated in accordance with the provisions of this Agreement.

         14.2 TERMINATION. Either party may terminate this Agreement: (a) with or without cause, and for any or no reason, upon one hundred eighty (180) days Notice to the other party; (b) immediately, by Notice upon material breach by the other party, if such breach cannot be remedied; (c) by Notice, if the other party fails to cure any remedial material breach of this Agreement within thirty (30) days of receipt of Notice of such breach; and (iv) immediately, by Notice, if the other party becomes insolvent, makes a general assignment for the benefit of creditors, files a voluntary petition of bankruptcy, suffers or permits the appointment of a receiver for its business or assets, becomes subject to any proceeding under any bankruptcy law, whether domestic or foreign, or has wound up or liquidated its business voluntarily or otherwise. Further, in the event of the direct or indirect taking over or assumption of control of Repair Vendor or of substantially all of its assets by any government, governmental agency or third party, Sun may terminate this Agreement immediately upon Notice to Repair Vendor. Within thirty (30) days after the effective date of termination, Repair Vendor will return to Sun, at Repair Vendor's expense, all Consigned Inventory, Service Materials, Training Materials, any Sun Confidential or Proprietary Information and all other items of Sun.

         14.3 EFFECT OF TERMINATION. The following Sections survive termination of this Agreement: 3.5, 3.6, 3.7, 5.2, 5.5, 5.6, 6.2, 7.5, 8, 9, 10, 12, 13, 14.3, 15 and 16. Repair Vendor
                  will continue to perform Services for any Purchase Orders outstanding as of the effective date of termination unless Sun directs otherwise in its sole discretion. Repair Vendor agrees that it will have no right to damages or indemnification of any nature due to any expiration or termination of this Agreement, including commercial severance pay, loss of future profits, payment for goodwill generated or in connection with other commitments made with respect to the business contemplated by this Agreement or other similar matters.

15. IMPORT AND EXPORT LAWS. All products, Hardware, spare parts, software, services, technical data and other materials delivered by Sun under this Agreement are subject to U.S. export control laws and may be subject to export or import regulations in other countries, are for use in the Territory only, and may not be exported without Sun's prior written consent. If consent is given, Repair Vendor will comply strictly with all such laws and regulations and acknowledges that it has the responsibility to obtain such licenses to export, re-export, transfer, whether directly or indirectly, or import as may be required after delivery to Repair Vendor.

16.      GENERAL PROVISIONS.

         16.1 ENTIRE AGREEMENT. This Agreement contains the terms and conditions which apply to all purchases of Services made pursuant to this Agreement, notwithstanding any terms or conditions contained in any acknowledgement or other business forms transmitted by Repair Vendor. It supersedes all prior or contemporaneous oral or written communications, proposals, conditions, representations and warranties and prevails over any conflicting or additional terms of any quote, order, acknowledgement, or other communication between the parties relating to its subject matter during the term of this Agreement. All Repair Vendor acknowledgements and transmittals must reference this Agreement and Sun's applicable Purchase Orders. No modification to this Agreement will be binding, unless in writing and signed by an authorized representative of each party.

         16.2 EXHIBITS. The current version of each Exhibit is hereby incorporated by reference as part of this Agreement. Exhibits may be modified only upon written consent of both parties.

         16.3 ATTORNEYS' FEES. In the event that any dispute arises between the parties hereto with regard to any of the provisions of this Agreement or the performance of any of the terms and conditions hereof, the prevailing party in any such dispute will be entitled to recover costs and expenses associated with resolving such dispute, including reasonable attorneys' fees.

         16.4 WAIVER OR DELAY. Any express waiver or failure to exercise promptly any right under this Agreement will not create a continuing waiver or any expectation of non-enforcement.

         16.5 GOVERNMENT CONTRACTS. With respect to any Services performed in connection with a government contract or subcontract, Repair Vendor agrees to be bound by all those provisions of such contract or subcontract which Sun is required to pass on to its subcontractors, and such provisions are hereby incorporated by reference.

         16.6 ASSIGNMENT. Repair Vendor shall not assign, subcontract or otherwise transfer any of its rights or obligations under this Agreement, either in whole or in part, without the prior written consent of Sun. Any assignment, subcontract or delegation by Repair Vendor without such consent will be null and void, and will give Sun the right immediately to terminate this Agreement without liability for Services performed after such termination. If Sun consents to Repair Vendor subcontracting any obligations of this Agreement, Repair Vendor will remain primarily responsible for said obligations. The rights and liabilities of the parties hereto will be binding upon and inure to the parties' permitted successors and assigns.

         16.7 NOTICES. All Notices required under this Agreement must be in writing and delivered either in person or by a means evidenced by delivery receipt to the address specified below. Such Notice will be effective upon receipt.

                  Sun:                                        Repair Vendor:

                  Commodity Team Manager                      VP & Chief Operating Officer
                  Sun Microsystems, Inc.                      Pinnacle Data Systems, Inc.
                  MS BRM03-192                                6600 Port Road
                  500 Eldorado Blvd.                          Groveport, Ohio 43125
                  Broomfield, Colorado 80021
                  cc: General Counsel, Enterprise Services
                  Each party shall inform the other in writing of any change in the foregoing address information.

         16.8 SEVERABILITY. If any provision, or part thereof, in an Agreement, is held to be invalid, void, or illegal, it shall be severed from the Agreement, and shall not affect, impair, or invalidate any other provision, or part thereof, and it shall be replaced by a provision which comes closest to such severed provision, or part thereof, in language and intent, without being invalid, void, or illegal.

         16.9 MEANING OF CERTAIN WORDS. The terms "includes" and "including" will not be construed to imply any limitation. Unless otherwise stated, any reference contained in this Agreement to a Section refers to the provision of this Agreement and includes any subsections or sub-subsections. Wherever the context may require, any pronouns used in this Agreement will include the corresponding masculine, feminine, or neuter forms, and the singular form of nouns or pronouns, including all defined terms, will include the plural and visa versa.

         16.10 HEADINGS; ORDER OF PRECEDENCE. Section titles and captions contained in this Agreement are for reference only and in no way define, limit, extend or describe the scope of this Agreement or the intent of any of its provisions. If any inconsistencies or conflicts arise between the provisions of this Agreement, the SOW or any of its attached exhibits, Exhibit B, and/or a Purchase Order, the following order of precedence shall apply in order of priority: (1) Exhibit B, Project Specific Terms; (2) the Agreement, (3) the SOW and attached exhibits, and (4) any Purchase Order.

         16.11 GOVERNING LAW; ENFORCEMENT. Any action related to this Agreement will be governed by California law and controlling U.S. federal law. No choice of law rules of any jurisdiction, nor the United Nations Convention on the International Sale of Goods, will apply. The parties hereby acknowledge and agree that the exclusive forums for any actions brought arising from or related to this Agreement shall be the United States District Court for the Northern District of California and the state courts of the State of California for the County of Santa Clara, and exclusively submit to, and waive any objection against, the personal jurisdiction of same.

         16.12 COUNTERPARTS. This Agreement may be executed in counterparts and via facsimile, with original signatures to follow.


--------------------------------------------------------------------------------
THIS AGREEMENT IS EFFECTIVE AS OF ____/____/____.
                                   (MM/DD/YY)

THE PARTIES HAVE READ THIS AGREEMENT AND AGREE TO BE BOUND THEREBY.

AGREED:


SUN MICROSYSTEMS, INC.:                                       PINNACLE DATA SYSTEMS, INC.
By: /s/ Warren F. White       3/22/99                         By: /s/ C.R. Hahn        7/9/99
    ---------------------------------------------                -----------------------------------------
                           DATE (MM/DD/YY)                                         DATE (MM/DD/YY)

Print: Warren F. White                                        Print: C.R. Hahn
       ------------------------------------------                    -------------------------------------

       Enterprise Services - NAFO BD+O
Title: Director-Supply Chain Management                       Title: COO / Vice President
       ------------------------------------------                    -------------------------------------

----------------------------------------------------------------------------------------------------------

            EXHIBIT A TO REPAIR SERVICES AGREEMENT: STATEMENT OF WORK



                                       SUN
                                  microsystems




NAFO ENTERPRISE SERVICES
SUPPLY CHAIN MANAGEMENT GROUP             DATE_______________REVISION___________

TABLE OF CONTENTS

1.0      SERVICES TO BE PROVIDED BY AND OBLIGATIONS OF SUPPLIER
1.1      RESERVED
1.2      SUPPLIER'S REPAIR FACILITIES

2.0      ENTERPRISE SERVICES OFFICES AND DISTRIBUTION CENTERS

3.0      REPAIR SERVICES, INVENTORY AND WAREHOUSE REQUIREMENTS
3.1      RESERVED
3.2      GENERAL REQUIREMENTS
3.2.3    RESERVED
3.2.7    RESERVED
3.2.9    DOCK TO STOCK
3.2.11   RESERVED
3.2.20   RESERVED
3.3      RECEIVING
3.4      SHIPPING
3.5      RECEIVING INSPECTION

4.0      ISO CERTIFICATION
4.0.1    RETENTION OF CERTIFICATION
4.0.2    TESTING
4.1      SECURITY
4.2      TRAINING

5.0      REPORTING

6.0      INVENTORY MANAGEMENT

7.0      NOTICES

8.0      NON-DISCLOSURE
8.1      DENIED RESTRICTED PARTIES LIST (DRPL)

9.0      MATERIALS (SPARES), LOGISTICS AND TRANSPORTATION PROCEDURE
9.1      RESERVED
9.2      PACKING SLIP
9.2.1    SPARES RETURNS
9.2.2    SPARES TAMPERING
9.2.3    FINAL RECONCILIATION AND RETURN OF SPARES AND EQUIPMENT
9.2.4    RESERVED
9.2.5    STOCKING LEVELS
9.2.5.1  CHANGES IN DISTRIBUTION
9.2.6    SPARES PURGES
9.2.7    PROCEDURES AND ESCALATIONS
9.2.8    RESERVED
9.2.8A   PROGRAM MANAGEMENT
9.2.8.5  COORDINATION OF PROGRAM INFORMATION
9.2.8.6  FOCAL POINTS
9.2.8.7  QUARTERLY MANAGEMENT REVIEW
9.2.8.8  QUALITY OR QUALITY ASSURANCE REVIEWS
9.2.8.9  QUALITY REPAIR AND INSPECTION DATE
9.3      CONSIGNED INVENTORY

10.0     PERFORMANCE STANDARDS
10.1     PERFORMANCE CRITERIA
10.2     RESERVED

10.2.1   RESERVED
10.2.2   RESERVED
10.2.3   RESERVED
101.3.1  NONCOMPLIANCE WITH SUPPLIER CONVETIVE ACTION REPORTS
10.2.4   NO TROUBLE FOUND (NTF)

10.2.4.1 PHYSICAL INVENTORY
10.2.5   PERFORMANCE REVIEW

11.0     HARDWARE TECHNICAL DATA PACKAGE (TDP) REQUIREMENTS (IF REQUIRED)
12.0     RESERVED
13.0     APPLICABLE DOCUMENTS
13.1     REQUIREMENTS
13.1.1   GENERAL REQUIREMENTS
13.1.2   SPECIFIC REQUIREMENTS
13.1.2.1 MATERIAL
13.1.2.2 ELECTROSTATIC DISCHARGE PROTECTION
13.1.2.3 RESERVED

14.0     ENGINEERING CHANGE CLASSES
14.1     CLASS I AND CLASS II CHANGES:
14.1.1   CLASS I ENGINEERING CHANGES
14.1.2   CLASS II ENGINEERING CHANGES

15.0     RESERVED

16.0     PREPARATION FOR DELIVERY
16.1     PRESERVATION AND PACKAGING
16.2     RESERVED

17.0     RESERVED

18.0     RESERVED

19.0     RESERVED

20.0     TOLERANCE FOR UNIT ENVIRONMENT
20.1     ENVIRONMENTAL PROTECTION CONSIDERATIONS & POLLUTION PREVENTION
         INITIATIVES

21.0     RECYCLING OF USED HARDWARE

22.0     REPORTS

23.0     BINDER OF EVIDENCE

24.0     MAJOR INITIATIVES AND GOALS

SIGNATURE PAGE

EXHIBITS, ATTACHMENTS AND DOCUMENT LISTING

THIS STATEMENT OF WORK ("SOW") IS ISSUED UNDER, AND SUBJECT TO THE TERMS AND CONDITIONS OF THE LOCAL STRATEGIC PROVIDER AGREEMENT (THE "AGREEMENT") BY AND BETWEEN XXX (SUPPLIER) AND SUN MICROSYSTEMS ENTERPRISE SERVICES HAVING AN EFFECTIVE DATE OF _________________, 199X. THIS SOW DEFINES THE RELATIONSHIP BETWEEN THE PARTIES WITH RESPECT TO SUPPLIER PROVISION OF SERVICES INCLUDING REPAIR OF HARDWARE AND OTHER SUPPORT SERVICES AS FROM TIME TO TIME REQUESTED BY ENTERPRISE SERVICES. ENTERPRISE SERVICES'S GOAL IS TO RECEIVE PRODUCT 100% ON TIME AND THAT SUCH PRODUCT MEETS THE QUALITY REQUIREMENTS DEFINED IN THIS EXHIBIT A.

         DEFINITIONS. Capitalized terms that are not defined herein shall have the same meaning as the identical capitalized terms in the Agreement.

         "BOM" OR "BILL OF MATERIAL" means a list of parts, components and/or sub-assemblies used to manufacture Hardware.

         "DC" OR "DISTRIBUTION CENTER" means any third party facility designated by Sun, as set forth in Exhibit Al and/or from time to time, responsible for storing and processing Hardware on Sun's behalf.

         "INCOMING HARDWARE" means Hardware Sun has delivered to Repair Vendor for the purpose of performing Services thereto.

         "NTF" OR "NO TROUBLE FOUND" means Incoming Hardware that passes Repair Vendor's standard test process as previously approved by Sun and is mutually determined to be without defect or fault.

         "PRIORITY RESPONSE TIMES" means the return time requirements Sun specifies for Sun's receipt of Repaired or Replacement Hardware. "Priority 1" means 2-4 hour repair or replacement, as directed by Sun, with shipment via Next Flight Out ("NFO"); "Priority 2" means 1-5 day repair or replacement and NFO, as directed by Sun; and "Rapid Replenishment" means manual replenishment.

         "PRODUCT SPECIFICATIONS" means the written performance representations, mechanical dimensions and descriptions, electrical and timing requirements, component information, configuration information, and all other documentation relating to Hardware that Sun will provide to Repair Vendor as Sun deems necessary for the provision of Services.

         "RMA" OR "RETURN MATERIAL AUTHORIZATION" means the formal authorization from Repair Vendor under which Sun ships Incoming Hardware to Repair Vendor.

         "RSL" OR "REGIONAL STOCKING LOCATION" means Sun or third party facilities designated by Sun in Exhibit Al and/or from time to time, responsible for storing and processing Hardware on Sun's behalf.

         "SUN OFFICE" means any of the Sun facilities set forth in Exhibit A 1.

1.0 SERVICES TO BE PROVIDED BY AND OBLIGATIONS OF SUPPLIER

1.0.1 Supplier agrees to provide inventory receiving activities for new buy and defective parts, routing of material to proper warehouse locations, providing test and repair services and to cycle count inventory.

1.0.2 Supplier will store material in secure and environmentally stable conditions and ship parts to designated field stocking locations, Field Engineers and customers as directed by Enterprise Services.

         Reserved

1.2      Supplier's Repair Facilities:

------------------------------

------------------------------

------------------------------
Contact: _______________________
Phone: (____)___________________
Fax: (____)______________________

2.0      ENTERPRISE SERVICES OFFICES AND DISTRIBUTION CENTERS

TYPE A
BILLING ADDRESS:                                  SHIPPING/RECEIVING ADDRESS:
Enterprise Services Microsystems, Inc.            DHL (Enterprise Services Microsystems, Inc. Logistic Center)
Account Payable Dept.                             c/o Miami Free Zone
P. O. Box 7550                                    2335 North West 107th Avenue
Mountain View, CA 94039                           Miami, FL 33172
                                                  Eric Garcia
                                                  Ph. (305) 592-7471
                                                  Fax: (305) 592-9901
TYPE A
BILLING ADDRESS:                                  SHIPPING/RECEIVING ADDRESS:
Enterprise Services Microsystems, Inc.            Enterprise Services NAAFO Logistics
Accounts Payable Dept.                            c/o USCO Distribution Services
P. O. Box 7550                                    30805 Santana Street
Mountain View, CA 94039                           Hayward, CA 94544
                                                  Ph: (510) 442-0005
                                                  Fax: (510) 442-1436

TYPE A
BILLING ADDRESS:                                  SHIPPING/RECEIVING ADDRESS:
Enterprise Services Microsystems, Inc.            Enterprise Services NAAFO Logistics
Accounts Payable Dept.                            c/o USCO Distribution Services
P. O. Box 7550                                    20 Industrial Avenue
Mountain View, CA 94039                           Chelmsford, MA 01824
                                                  Ph: (508) 250-0028
                                                  Fax: (508) 250-1297

3.0 REPAIR SERVICES, INVENTORY AND WAREHOUSE REQUIREMENTS

3.1 Reserved

3.1.1 Supplier shall ship, pursuant to Enterprise Services' prior written instructions, approved Enterprise Services material to Enterprise Services designated supply location.

3.1.2 In those cases where directed by Enterprise Services Buyer Planner, Supplier shall provide on-site scrap of approved material. Material in this category shall be disposed of in a secured environment and a Certificate of Destruction will be maintained. If material is to be sold for reclamation purposes all Enterprise Services labels and Enterprise Services identification will be removed from the material. (Reference QMS Doc 910-3987-xx On-Site Scrap Process - Vendor Site).

3.1.3 In all cases, whenever material is scrapped, a Proof of Disposal Certificate will be required and maintained on-site by Supplier.

3.2 General Requirements

3.2.1 At a minimum, Supplier shall maintain fully equipped and staffed facilities specified in this SOW a level sufficient to meet the agreed performance targets as stated throughout Exhibit A.

3.2.2 At a minimum, Supplier shall provide Enterprise Services with a monthly reports on the state of your business, which will include, but; not limited to the reports listed in section 22.0 of Exhibit A.

3.2.3 Reserved

3.2.4 Supplier agrees to ship repaired or replacement product to Enterprise Services within the same day as notified provided the shipment can meet the last shipment of the day. Product may be supplied from an exchange pool of product meeting the product specification provided by Enterprise Services. All such product shall be supplied in good operating condition free from defect. Shipments will be made directly to Enterprise Services supported Distribution Centers, remote stocking locations (RSL's), Field Engineers or customers.

3.2.5 Enterprise Services requires 100% on time delivery performance. A SCAR Supplier Corrective Action Report may be issued by Enterprise Services, an authorized TPRS or DC, if Supplier's performance for a location drops below 95%. Supplier will respond to any SCAR initiated by Enterprise Services, a DC or a TPRS through Supplier's corrective action process, which shall include an action plan within five (5) working days or as otherwise specified in the SCAR.

3.2.6 For a period of not less than five (5) years after Enterprise Services receives notification of EOSL, (the "Service Period") Supplier agrees, at Enterprise Services's option, to provide Repair Services as outlined in Section 1 to Enterprise Services, Enterprise Services authorized TPRS's and DC's during the Service Period.

3.2.7 Reserved

3.2.8 Product will be shipped to Enterprise Services in a configuration defined by the Product Specifications, Workmanship Standards, Quality Standards and Bill of Materials (BOM's) and AVL.

3.2.9 Repaired or replacement product will be upgraded by Supplier to the then current Product revision level or to a revision level as documented and agreed upon by Enterprise Services and Supplier.

3.2.10 Supplier is responsible for attaining Dock to Stock status of product within 120 days of first shipment by meeting 99.8% defect free product. Supplier shall be responsible for all costs associated with Source Inspection 120 days after first shipment.

3.2.11 Reserved

3.2.12 Supplier will utilize the order processing screen in transaction system of record daily, to ensure all orders print and meet transportation cut-off times.

3.2.13 Supplier shall resolve discrepant shipping/receiving line items with RSL network, Distribution Centers and other repair suppliers.

3.2.14 Supplier will process Time and Material orders (T&M) to meet customer requirements (1, 5, 15, & 75 day) at 98% on time performance. Supplier will provide T&M actuals to Enterprise Services including request date ship date and on time performance.

3.2.15 Supplier agrees to store material in an environment between 60 degrees F
- 80 degrees F and kept free from excessive dust, moisture and dirt. Any Enterprise Services spare parts that cannot be stored on shelves or racks must be stored on pallets or skids. At no time will parts be stored directly on the floor, unless shipped by Enterprise Services on casters or wheels.

3.2.16 All facilities shall provide adequate fire protection systems to meet or exceed local code.

3.2.17 Supplier shall provide, 7 days a week, 24 hours a day coverage for P1 (Priority One) support. Standard office hours of coverage are 7am EST to 8pm EST and pager coverage from 8pm EST to 7am EST.

3.2.18 Supplier will provide a warranty for all repairs of Enterprise Services parts for 12 months. All parts returned to Supplier for repair that were previously repaired by Supplier within this data range will be repaired at no charge to Enterprise Services.

3.2.19 Supplier shall support material routing and adequate warehouse storage for purges and excess material.

3.2.20 Reserved.

3.2.21 Supplier will capture all repair data as products move through their test/repair processes and make this data available for the Enterprise Service Quality AUTOLOAD database.

3.2.22 Supplier will be solely responsible for procurement of all components, sub-assemblies and consumable items to support the test and repair of Enterprise Services parts. Supplier will also be solely responsible for those items and/or subassemblies requiring paint or touch-up. In the event Enterprise Services is involved in part support Supplier agrees to follow the terms described in SOW
Section 9.3 Consigned Inventory.

3.2.23 Supplier shall be responsible for all diagnostic equipment provided by Enterprise Services, in support of product repair, in a bailment arrangement.

3.3 Receiving

3.3.1 Supplier shall perform defective receipt transactions within 24 hours of dock date from distribution centers, RSL's, Field Engineers and customers and provide proper routing of material to appropriate stocking locations per Enterprise Services guidelines as follows.

         Results expected: 95% received within 24 hours of dock date. Maintain 99.75% defective receiving transaction accuracy.

3.3.2 Material that cannot be systemically received, is identified as a non-Enterprise Services part or is physically damaged will be moved to a discrepant area. A request for support to Enterprise Services will be made within 24 hrs of identifying the part as a discrepant utilizing the "RIR" e-mail alias.

3.3.3 Supplier shall perform new buy receiving (PO Receiving) transactions and route material to Finished Goods same day as dock date. Results expected: 98% received and put away within 24 hours.

3.4 Shipping

3.4.1 Supplier will maintain and report Shipping Accuracy. Results expected:
99.98% shipment accuracy.

3.4.2 Supplier will reserve or, manually allocate, parts for specific orders, as directed by the Order Entry Customer Desk for committed priority orders - P1, P2, NFO, Rapid Replenishments. Definitions: P1 = Priority One; P2 = Priority Two, NFO = Next Flight Out; Rapid Replenishments = Manual replenishments).

3.4.3 Supplier will provide shipment detail to Customer Desk for all emergency orders, e.g., Next Flight Out, Courier shipments, within one hour of shipment.

3.4.4 Supplier will process and fulfill Customer Orders and replenishment orders. Domestic and International Customer Orders and replenishment orders will be performed the same day as dispatched via Enterprise Services order process system.

         Results expected: 99.98% fill rate and 99.98% transaction accuracy. Manual backup methods for both International and U.S. will be in place. Transportation Routing Guides outlined in SOW Section 9.2.8 will be followed.

3.4.5 In cases where product will be repaired external to the Supplier facility, Supplier shall be responsible for acquiring RMA information prior to shipment of material and will maintain shipping paperwork to ensure proper on-hand inventory balances.

3.5 Receiving Inspection

3.5.1 Supplier will capture vendor quality data (repair information and incoming receiving data DMT info) by next business and publish report as requested by Enterprise Services.

3.5.2 Supplier will receive, route and test per agreed upon test processes specific products requiring Receiving Inspection. The Receiving Inspection process will capture predetermined data and will be reported to Enterprise Services via e-mail or other electronic means for input to the NAFO quality system.

4.0 ISO CERTIFICATION

4.0.1 Retention of Certification. In order for Enterprise Services to retain ISO 9001 certification, Supplier agrees to use its best efforts to deliver all designated services in accordance with the specifications detailed in Exhibit A. In addition, Supplier will participate, when required, in the ISO audit process, unless, Supplier has obtained ISO certification.

4.0.2 Testing. Every six (6) months Supplier will conduct, and supply reports verifying, equipment calibration testing consistent with the test equipment manufacturer's specifications. Such testing will cover all equipment used for measurement or adjustment purposes, including, but not limited to, voltage meters, digital voltage meters, time domain reflectometers, ESD pads/straps, oscilloscopes, LAN analyzers and power analyzers.

4.1 Security

4.1.1 Supplier will observe Enterprise Services Security Management policies attached and made part of this Exhibit.

4.2 Training

4.2.1 Supplier will maintain training records for all employees in all work areas.

4.2.2 Supplier will retain and archive records including but not limited to Binder of Evidence requirements in section 23.0 of Exhibit A and per Enterprise Services Record Retention Matrix.

4.2.3 Supplier shall provide Performance Metric weekly to Enterprise Services adhering to the metric template.

5.0 REPORTING

5.1 Supplier shall be able to generate and provide status to Enterprise Services any or all of the following upon request:

         - Repair capacity by Product families, reported monthly
         - Repair volume by part number for both in and out of warranty, reported monthly
         - Product shipment volumes by part number, reported monthly
         - Turn around time data which includes, but is not limited to, defective units received, part numbers, serial numbers, date shipped by location reported monthly;
         - Number of units shipped by part number reported weekly
         - Turn around time exception data that includes list of late shipments and their causes
         - On hand inventories status by inventory category and part number

5.2 Additional reports, the format of which will be mutually agreed upon, may be required if Suppliers' performance falls below 95% performance on delivery or quality.

5.3 Supplier shall maintain shipping and receiving reports which are related to repairs external to Supplier operation. These reports will be used to establish Vendor On Time (VOT), Fill Rates and Quality reports maintained and reported by Supplier.

6.0 INVENTORY MANAGEMENT

6.1 Supplier shall follow adequate procedures for the proper control of Enterprise Services inventory. Record keeping shall include, but not be limited to, the maintenance of accurate, updated records of the Enterprise Services inventory and the use of an inventory tracking system that measures physical inventories, cycle counting by dash number, and other adjustments to maintain accuracy.

6.2 Cycle count results shall be reported by Supplier to Enterprise Services within two (2) working days after Enterprise Services's initial request.

6.3 Supplier shall be responsible for all Product inventory variances. If Supplier is unable to reconcile any inventory variance for Products in Supplier's possession, Supplier shall be liable for the unaccounted inventory and will: (i) provide Enterprise Services a like unit or, (ii) upon Enterprise Services's agreement, give Enterprise Services full credit for Enterprise Services's replacement cost of the missing item within thirty (30) days after discovery of the variance.

6.4 Supplier shall be responsible for all diagnostic equipment provided by Enterprise Services, in support of product repair, in a bailment arrangement. If Supplier is unable to reconcile any variance in such equipment and/or material, Supplier shall be liable for the unaccounted equipment and will provide Enterprise Services a full credit for Enterprise Services's replacement cost of the missing item within thirty (30) days after discovery of the variance.

6.4.1 Supplier shall use its best efforts to provide Enterprise Services with a list of all its requirements for equipment unique to Enterprise Services's Products ninety (90) days prior to initiating Product repair support.

7.0 NOTICES

Any required notices or changes as outlined in this SOW shall be sent in writing to Enterprise Services in accordance with section 16.10 of the Enterprise Services Support Provider Agreement and also:

Enterprise Services
c/o SunMicrosystems
500 Eldorado Blvd. M/S UBRM03-192
Broomfield, CO  80021
Attention: Commodity Team Manager

8.0 NON-DISCLOSURE
8.1 DENIED RESTRICTED PARTIES LIST (DRPL) SUPPLIER WILL USE ENTERPRISE SERVICE'S PUBLISHED DRPL LIST ONLY FOR SUN MICROSYSTEM SHIPMENTS AND NOT SUPPLIER'S SHIPMENTS.

9.0 MATERIALS (SPARES), LOGISTICS AND TRANSPORTATION PROCEDURES.

9.1 Reserved

9.2 Packing Slip. Supplier will supply one (1) copy of a packing slip, or other comparable document, for each delivery of product. The packing slip will evidence Supplier shipment of such spares when signed by an authorized receiving representative.

9.2.1 Spares Returns. Supplier will implement and maintain procedures for the return of spares.

9.2.2 Spares Tampering. Supplier agrees not to tamper with the spares provided. Tampering is defined as any action that would affect the form, fit or function of the spares component. If tampering occurs, Supplier will be charged for all spares affected.

9.2.3 Final Reconciliation and Return of Spares and Equipment. Upon the termination of the Exhibit A Support Provider Agreement and or the SOW, or the termination of any support where Sun Microsystems owned inventories are located, Supplier will provide to Enterprise Services a final reconciliation inventory report. Supplier will return to Enterprise Services all inventories and equipment according to the directions from Enterprise Services.

9.2.4 Reserved

9.2.5 Stocking Level. Enterprise Services will seek to maintain spares at its RSL consistent with Enterprise Services inventory availability and first call completion goals. Enterprise Services will, at its sole discretion, set all target stocking levels. Supplier agrees to use their experience to help set total and local levels of stocks of spares.

9.2.5.1 Changes in Distribution. Supplier acknowledges that Enterprise Services is, or may in the future be, party to an agreement whereby a third party is responsible for distribution of spares, or whereby Supplier and/or Enterprise Services assumes a greater role in the distribution of spares. In that event, Enterprise Services reserves the right, at no additional cost, to amend the terms of this SOW, as necessary.

9.2.6 Spares Purges. Enterprise Services may require Supplier to return spares due to revision level changes, or other changes deemed necessary by Enterprise Services. Supplier will be responsible for the return of these materials, as directed by Enterprise Services. The Enterprise Services Commodity Team Manager will coordinate such returns with Supplier.

9.2.7 Procedures and Escalations. Supplier and Enterprise Services will ensure that the appropriate individuals, departments, and service delivery contractors within the United States and Canada are aware of and adhere to the appropriate Enterprise Services policies and procedures regarding spares and other inventory.

9.2.8 Reserved

9.2.8.1 Per Enterprise Services Routing Guide, Supplier will select the best method of outbound transportation mode to meet service delivery requirements. Prepare shipping waybills, via PC software or manual documents, as available per carrier programs. Ensure proper Enterprise Services G/L codes appear on waybills. See attached Attachment C to this SOW (Enterprise Services Transportation Routing Guide).

9.2.8.1.1 Supplier will provide space and resources needed to support carrier equipment to maintain efficient electronic shipping alternatives. Shipping software systems (i.e. Clippership) may be used, if available at Supplier. Supplier will maintain and supply Return Packets as required for shipments. Supplier will escalate any carrier problems to Enterprise Services Traffic Department. Supplier will accurately enter all shipment information into designated system. Data should include pieces, weight, carrier and waybill number. All hard copy waybills will be maintained in files.

9.2.8.2 Supplier will maintain Export records for all International shipments for US Commerce Dept. audit purposes. Frequency and location will be determined by Enterprise Services Export Management. Supplier shall create and process all international paperwork as required by Enterprise Services Traffic and established export Policies and procedures.

9.2.8.3 Supplier will notify Enterprise Services Traffic Department of all damaged inbound receipts within one (1) day. Receiving department should make note on signed waybill of any visible physical damage, if any.

9.2.8.3.1 Supplier will be responsible for any additional costs incurred due to mis-ships confirmed as the result of Supplier error. Rebates for same will occur on agreed upon frequency.

9.2.8.4 Program Management. Supplier and Enterprise Services will provide, for the duration of this SOW, central contact(s) to perform various tasks in connection with this SOW.

9.2.8.5 Coordination of Program Information. The central contacts for both organizations will coordinate the timely exchange of all program information, including but not limited to:

         Business plans (e.g. work load projections)
         Exchange of product data
         Metrics and survey results
         Personnel changes

9.2.8.6 Focal Points. The central contacts will function as focal points for on-going negotiations covering:
         Problem resolution
         Non-Enterprise Services products

9.2.8.7 Quarterly Management Review. The central contacts will conduct quarterly management reviews. Supplier shall provide meeting minutes. Minutes to be provided 2 days after meeting is complete.

9.2.8.8 Quality or Quality Assurance Reviews. Supply Operations and Quality will conduct local quality reviews or quality assurance reviews as necessary or if required. Supplier shall provide meeting minutes. Minutes to be provided 2 days after meeting is complete.

9.2.8.9 Quality Repair and Inspection Data. Supplier will provide Quality Repair and Inspection Data per the Enterprise Services documented Data Collection Processes. This information will also include Defective Field
Return data. Documents referenced:
                 NAFO Repair Data Collection
                 Repair Data (QAI) Autoload
                 Supplier Self Surveillance
                 DTS Process
                 DTS Sampling
                 Inspection Data (QA2) Autoload
                 Quality Data Specs

9.3 Consigned Inventory. Enterprise Services may from time to time provide consigned material to Supplier as Enterprise Services deems necessary and at Enterprise Services discretion pursuant to the Consignment Agreement. Supplier is required to sign a Consignment Agreement herein attached as Attachment A - Consignment Agreement prior to any material exchanging locations.

10.0     PERFORMANCE STANDARDS

10.1 Performance Criteria. The following performance criteria will be used to track Supplier performance:

10.2     Reserved

10.2.1   Reserved

10.2.2   Reserved

10.2.3   Reserved

10.2.3.1 Noncompliance with Supplier Corrective Action Reports. ("SCAR"). Enterprise Services reserves the right, at its sole discretion, to engage third party service providers to meet Enterprise Services's contractual obligations should Supplier fail to provide satisfactory remedial action, to Enterprise Services's and/or the Support Customer's satisfaction, within five (5) days from the issuance of a SCAR.

10.2.4 No Trouble Found (NTF). Supplier shall perform NTF testing on all products following established test procedures and processes along with the Enterprise Services NTF Matrix Attachment C to this SOW. Supplier will notify Enterprise Services on specific part numbers that have an NTF rate of less than twenty-five percent (25%) of the total spares returned for that specific part number.

10.2.4.1 Physical Inventory

10.2.4.2 All Date Entry functions will be completed the same day as the physical movement of material. Perform daily audits on all data entry transactions and maintain a daily Transaction Audit Log.

10.2.4.3 Supplier shall perform inventory Cycle Counts per Enterprise Services procedure and schedule.

RESULTS EXPECTED: Maintain First Pass cycle count line item accuracy at a monthly "mean average performance" of 98%. Process Performance to remain within 3 sigma control variation of the MAP for the year. Maintain 99.9% net dollar accuracy and 99.0% ABS (Absolute) dollar accuracy based on commutative cycle count and other physical count adjustments for the entire year. Note: 3 sigma control formula = MAP for each week, weighted by # of line items counted square root of above times 3.

10.2.4.4 Supplier shall perform Physical Inventory per Enterprise Services API ( ) and CC (Cycle Count) defined programs.

10.2.5 Performance Review. The report criteria listed in Section 23.0 will be measured and reported by Supplier as stated therein. Enterprise Services will monitor Supplier progress on the action items identified. In the event that performance has not been remedied within forty-five (45) days from issuance of the SCAR, Enterprise Services, reserves the right, after reasonable consultation with Supplier, to implement all corrective action it deems necessary including, without limitation, the reassignment of the account and/or termination of the Agreement for material breach. Enterprise Services will monitor Supplier progress on the action items identified. In the event that performance has not been remedied within forty-five (45) days from issuance of the SCAR, Enterprise Services, reserves the right, after reasonable consultation with Supplier, to implement all corrective action it deems necessary including, without limitation, the reassignment of the account and/or termination of the Agreement for material breach.

11.0 HARDWARE TECHNICAL DATA PACKAGE (TDP) REQUIREMENTS (IF REQUIRED)

Supplier shall provide the following technical information and drawings to be included in Enterprise Services Technical Data Package:
                 Technical Data Package Requirements
                 Engineering Drawings and Associated Lists

12.0 RESERVED

13.0 APPLICABLE DOCUMENTS

Enterprise Services will make available to the contractor all relevant Enterprise Services documentation upon request. The contractor is responsible for acquiring the applicable military, federal and industry standards if needed.

13.1 Requirements

13.1.1 General Requirements

13.1.2   Specific Requirements

13.1.2.1 Material

13.1.2.2 Electrostatic Discharge Protection. Supplier will ensure all equipment that contains components susceptible to damage by static electricity shall be identified and marked with appropriate warning/caution notes. Supplier will ensure that all ESD testing equipment (wrist strap testers, surface testers, constant monitoring stations) are functioning properly and are certified on a regular basis. Supplier shall take all precautions against ESD in all areas throughout the repair process where product is not in its final packaging.

13.1.2.3 Reserved

14.0 ENGINEERING CHANGE CLASSES

All engineering changes shall be categorized by the contractor as Class I or Class II as defined in the following paragraphs.

14.1 Class I and Class II Changes

14.1.1 Class I Engineering Changes. An engineering change shall be classified Class I when one or more of the following is affected:
         a. Form, Fit, Function or Interchangeability
         b. Safety
         c. Cost or Schedule to Enterprise Services

14.1.2 Class I Engineering Changes. An engineering change shall be classified Class I when it does not fail within the definition of a Class I engineering change.

15.0 RESERVED

16.0 PREPARATION FOR DELIVERY

16.1 Preservation and Packaging. Unless otherwise specified in the contract or order, the items shipped shall be shipped in accordance with good commercial practices.

16.2 Reserved

17.0 RESERVED

18.0 RESERVED

19.0 RESERVED

20.0 TOLERANCE FOR UNIT ENVIRONMENT

20.1 Environmental Protection Considerations and Pollution Prevention Initiatives. Enterprise Services is committed to the reduction of waste and pollutants at the source of generation and encourages the use of nonpolluting technologies. Supplier shall have an active pollution prevention program that conforms to a manufacturing standard such as NAS 411: Hazardous Management Program, National Aeronautical Industries Association, or equivalent. Preference shall be given to companies who demonstrate a commitment to an effective pollution prevention program including the elimination of the 17 Hazardous Chemicals as identified by the Environmental Protection Agency (EPA) and O-Zone depicting substances in the manufacture, operation, repair, and maintenance: along with other programs such as Energy Star Program and Paper Minimization.

21.0 RECYCLING OF USED HARDWARE

All proposed Enterprise Services hardware shall consist of materials that can be, at the end of their useful life, disposed of in an environmentally prudent and safe manner. The plastics and metals shall be easily separable and recyclable as raw materials or as parts in the manufacture of new equipment.

22.0 REPORTS

=========================================================================================================================
REPORT DESCRIPTION:                               DUE DATE:                        SEND TO:
=========================================================================================================================
Attachment D Status and Metric Report             Monthly 1st Fiscal Friday        CTM and Supplier PM
Attachment A-1 - Product Listing                  Quarterly Last Friday            CTM and Supplier PM
Quarterly Report Including Financials             Quarterly Last Friday            CTM and Supplier PM

(NOTE: ALL REPORTS WITH THE EXCEPTION OF FINANCIALS MUST BE BASED ON SUN MICROSYSTEM'S FISCAL MONTHS)

23.0 BINDER OF EVEDENCE.

Supplier will be required to maintain a Binder of Evidence. This binder of evidence will include, but not limited to the following:

Receiving Transactions Summary Log
Shipping Transactions Summary Log
Export Documentation Log
Fill Order Requests Summary Log
Scrap Log and Certificates of
Destruction Minutes Conference Calls and Meetings
Minutes Management Review/Scorecard

ISO Certification Audits
Training and Records
RFQ Submittals - Accepted and Rejected
Pricing History by Part Number

24.0     MAJOR INITIATIVES AND GOALS
         On Time Deliveries                                   100%
         Quality                                              99.9%
         T & M orders on time                                 98%
         Turnkey on all products                              100%
         Dock to Stock within 120 days after first shipment   100%
         Autoload Certified and Implemented                   -------
         2+2=2 Implemented                                    -------
         Product received new within 24 hours                 98%
         Product received defective within 24 hours           95%
         Defect Free Transaction                              99.75%
         Fill Rate                                            99.98%
         Fill Rate Accuracy                                   99.98%
         Cycle Count Accuracy MAP (Mean Avg Performance)      98%
         Cycle Count Accuracy Net Dollar                      99.9%
         Cycle Count Accuracy Absolute Dollar                 99%
         TAT (Turn Around Time)                               5 Days
         Inventory MOH (Months On Hand) based on output       0.25 Months
         Finished Goods Not To Exceed based on demand         2 Weeks
         All reports on time                                  -------

EXHIBITS, ATTACHMENTS AND DOCUMENT LISTINGS:

Exhibit    A-1   Hardware Products-Listing of Part Numbers and Listing Cost
                 (RV Quarterly Update)
Attachment B     SCAR Process
Attachment C     Enterprise Services Routing Transportation Guide
Attachment D     Monthly Status and Metric Template
Attachment E     Enterprise Services Record Retention Matrix
Document 1       Reserved



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


SIGNATURE PAGE



THE PARTIES HAVE READ AND AGREE TO THE BOUND HEREBY



EFFECTIVE AS OF:  ______/_______/________


ENTERPRISE SERVICES, INC.                                 SUPPLIER




BY: /s/ Warren F. White                                   BY: /s/ C.R. Hahn
   ----------------------------------------                  -------------------------------------

PRINT: Warren White                                       PRINT: C.R. Hahn
       ------------------------------------                      ---------------------------------
           Enterprise Services - NAFO BD+O
TITLE: Director-Supply Chain Management                   TITLE: COO Vice President
       ------------------------------------                      ---------------------------------

DATE: 3/22/99                                             DATE: 7/9/99
     --------------------------------------                     ----------------------------------





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